Exhibit 12.1

Ratio of Earnings to Fixed Charges

Fiscal Years 2006 - 2010 and Through Quarter 2 of Fiscal Year 2011

															Proforma Q2 YTD 2011 (B)(C)(D)
	As Restated for Bifurcation										Proforma 2010 (A)(C)		Q2 YTD 2011
	2006		2007		2008		2009		2010
Earnings
Pretax income from continuing operations	19,293		(17,195)		(46,158)		(168,916)		(60,507)		(61,660)		(37,432)		(44,082)

Plus:
Fixed charges	19,270		25,500		25,256		23,562		18,327		19,480		8,728		9,908
Amortization of capitalized interest	1,481		2,028		2,064		2,319		1,057		1,057		324		324
Distributed income of equity investees	—		—		—		—		—		—
Share of pre-tax losses of equity investees	—		—		—		—		—		—

Minus:
Interest capitalized	(2,824)		(2,577)		(966)		(589)		(1,071)		(1,071)		(434)		(434)
Preference security dividend requirements	—		—		—		—		—		—		—
Minority interest in pre-tax income of subsidiaries	—		—		—		—		—		—		—

Earnings	37,220		7,756		(19,804)		(143,624)		(42,194)		(42,194)		(28,814)		(34,284)

Fixed Charges
Add:
Interest expensed and capitalized (E)	13,513		19,051		19,212		19,109		16,113		14,346		7,498		7,137
Amortized premiums, discounts and capitalized expense related to indebtedness	1,233		1,521		1,521		1,242		834		3,754		384		1,925
Estimate of interest within rental expense	4,524		4,928		4,523		3,211		1,380		1,380		845		845
Preference security dividend requirments

Total Fixed Charges	19,270		25,500		25,256		23,562		18,327		19,480		8,728		9,908

Ratio of Earnings to Fixed Charges	1.9	(F)	0.0	(F)(G)	—	(F)(G)	—	(F)(G)	—	(F)(G)	—	(F)(G)	—	(F)(G)	—	(F)(G)
Deficiency	—		17,744		45,060		167,186		60,521		61,674		37,542		44,192

(A)	The pro forma financial information for the fiscal year ended September 26, 2010 assumes that we purchased $35,294,000 aggregate principal amount of Old Notes and exchanged $100,000,000 aggregate principal amount of Old Notes outstanding for $99,100,000 aggregate principal amount of New Notes on September 28, 2009 (the first date of our 2010 fiscal year). The pro forma net loss was determined by subtracting the interest expense related to the $135,294,000 of Old Notes outstanding, which includes the coupon rate of interest, debt discount amortization and amortization of loan fees and adding the interest expense assuming $99,100,000 of New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees.
(B)	The pro forma financial information for the twenty-six weeks ended March 27, 2011 assumes that we purchased $35,294,000 aggregate principal amount of Old Notes and exchanged $100,000,000 aggregate principal amount of Old Notes outstanding for $99,100,000 aggregate principal amount of New Notes on September 27, 2010 (the first date of our 2011 fiscal year). The pro forma net loss was determined by subtracting the interest expense related to the $95,294,000 of Old Notes outstanding and to the $40,000,000 of February Notes outstanding, which includes the coupon rate of interest debt discount amortization and amortization of loan fees and adding the interest expense related to $99,100,000 of February Notes and New Notes, which includes the coupon rate of interest, debt discount amortization and the amortization of loan fees.
(C)	Does not include any gain or loss on the exchange offer
(D)	Our pro forma net loss for the twenty-six weeks ended March 27, 2011 excludes $5,467,000 of gain on extinguishment of debt related to the retirement of an aggregate principal amount of $75,294,000 of the Old Notes in February 2011.
(E)	Pro forma interest expense adjustment was calculated as follows:

	Fiscal Year Ended September 26, 2010 (pro forma)	Fiscal Year Ended March 27, 2011 (pro forma)
Subtract Old Notes interest expense	$(4,397)	$(1,903)
Subtract Old Notes discount amortization expense	$(5,793)	$(2,670)
Subtract Old Notes amortization of loan fees	$(518)	$(259)
Add New Notes interest expense	$8,424	$4,212
Add New Notes discount amortization expense	$2,809	$1,490
Add New Notes amortization of loan fees	$628	$310

Pro forma interest expense adjustment	$1,153	$1,180

(F)	For the fiscal years ended September 24, 2006, September 30, 2007, September 28, 2008 and September 27, 2009 interest expensed and capitalized includes $4,589, $7,562, $8,075, and $8,793, respectively, of non-cash interest expense related to our adoption of Financial Accounting Standards Board guidance for accounting for convertable debt instruments. For the fiscal year ended September 26, 2010 and the twenty-six weeks ended March 27, 2011, actual interest expensed and capitalized includes $8,456 and $4,103, respectively, of non-cash interest expense related to our adoption of the same guidance.
(G)	Due to insufficient earnings in the fiscal year ended September 30, 2007 and losses in the fiscal years ended September 28, 2008, September 27, 2009 and September 26, 2010 and the twenty-six weeks ended March 27, 2011, the ratio was less than 1:1 for those periods.

The pro forma financial information assumed the purchase and exchange was considered to be debt extinguishment accounting in accordance with FASB guidance. We may recognize a gain or loss on this New Notes exchange for accounting purposes, and all unamortized costs previously recorded with respect to the Old Notes exchanged for February Notes and New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the February Notes and New Notes.